UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2016 (June 22, 2016)

REED’S INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 22, 2016, Reed’s, Inc, a Delaware corporation (“Reed’s” or the “company”) received notice from NYSE MKT, LLC of the company’s failure to meet standards for continued listing in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the NYSE MKT Company Guide. The company previously qualified by exception to the listing rules based on meeting the trading standards of public float, number of shareholders and market capitalization. Recently, due to the decrease in the trading price of the company’s common stock, the company is not meeting the $50,000,000 market capitalization exception. The company has 18 months during which to meet the listing standards. The company’s plan to regain compliance is due to the NYSE compliance department by July 22nd. Last year’s supply disruptions have negatively affected the company’s financial performance, which, in management’s opinion, have had a direct effect on the stock trading price. The company’s plan will outline the current efforts to correct the supply chain issues and improve the company’s financial performance. The Company anticipates that the improved financial performance will result in a recovery of the stock price and the Company’s market capitalization. As a backup plan, the Company will consider alternative methods to meet the listing requirements.

If the plan is accepted but the company is not in compliance with the continued listing standards by December 22, 2017 or if the Company does not make progress consistent with the plan during the plan period, the Exchange staff will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

Concurrently with this Current Report on Form 8-K, the company is also releasing a press release attached hereto as Exhibit 99.1.

Item 9. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release of Reed’s Inc. dated June 28, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: June 28, 2016	By:	/s/ Daniel Miles
Daniel Miles,
Chief Financial Officer